UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [ ]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[X]     Preliminary Proxy Statement
[ ]     Confidential, for use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material pursuant to ss.240.14a-12

                              SKIBO FINANCIAL CORP.
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                (Name of Registrant as Specified in Its Charter)

                                       N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]     No fee required
[X]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
                     Common Stock, par value $.10 per share
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          (2)  Aggregate number of securities to which transaction applies:
              3,295,879 shares, including outstanding stock options
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          (3)  Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

                   $17.00, the per share merger consideration
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          (4)  Proposed maximum aggregate value of transaction:
                                   56,029,943
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          (5)  Total fee paid:
                                    4,532.82
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
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          (2)  Form, Schedule or Registration Statement No.:
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          (3)  Filing Party:
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          (4)  Date Filed:
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

                       [SKIBO FINANCIAL CORP. LETTERHEAD]

_______________, 2003

Dear Stockholder:

         We cordially invite you to attend the special meeting of the stockholders of Skibo Financial Corp. The meeting will be held at Southpointe Golf Club, 360 Southpointe Boulevard, Canonsburg, Pennsylvania, on __________, _______________, 2004 at __:__ _.m., Eastern Time.

         At the special meeting, you will be asked to approve an Agreement and Plan of Merger by and among Northwest Savings Bank, Northwest Bancorp, Inc., Northwest Bancorp, MHC, First Carnegie Deposit, Skibo Financial Corp. and Skibo Bancshares, M.H.C. which provides for (i) the merger of Skibo Bancshares, M.H.C. with and into Northwest Bancorp, MHC and (ii) the conversion of Skibo Financial to an interim savings bank and subsequent merger with and into First Carnegie Deposit (together with (i), the "merger"). As a result of the merger, you will be entitled to receive a cash payment of $17.00 for each share of Skibo Financial Corp. stock that you own. Moreover, as a result of the merger you will no longer own any stock or other interest in Skibo Financial Corp. nor will you receive, as a result of the merger, any stock of Northwest Bancorp, Inc., Northwest Savings Bank, or Northwest Bancorp, MHC.

         The completion of the merger is subject to certain conditions, including the approval of the merger agreement by the stockholders of Skibo Financial Corp. and the receipt of all required regulatory approvals.

         YOUR VOTE IS VERY IMPORTANT. THE MERGER AGREEMENT MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF:

o TWO-THIRDS OF ALL VOTES ENTITLED TO BE CAST AT THE MEETING BY ALL SKIBO FINANCIAL CORP. STOCKHOLDERS, INCLUDING SKIBO BANCSHARES, M.H.C.; AND

o A MAJORITY OF ALL VOTES ENTITLED TO BE CAST AT THE MEETING BY ALL SKIBO FINANCIAL CORP. STOCKHOLDERS, OTHER THAN SKIBO BANCSHARES, M.H.C.

         We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy form and return it promptly in the postage-paid envelope provided. On behalf of the board of directors, I thank you for your prompt attention to this important matter.

                                              Sincerely,


                                              Walter G. Kelly
                                              President

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                              SKIBO FINANCIAL CORP.
                              242 EAST MAIN STREET
                          CARNEGIE, PENNSYLVANIA 15106
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                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON _______________, 2004
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         Notice is hereby  given that the  special  meeting of  stockholders  of
Skibo Financial Corp. will be held at Southpointe Golf Club, 360 Southpointe Boulevard, Canonsburg, Pennsylvania, on __________, _______________, 2004 at __:__ _.m., Eastern Time, for the following purposes:

1. The approval of the Agreement and Plan of Merger, dated as of September 11, 2003, by and among Northwest Savings Bank, Northwest Bancorp, Inc., Northwest Bancorp, MHC, and First Carnegie Deposit, Skibo Financial Corp. and Skibo Bancshares, M.H.C. Upon completion of the merger, you will be entitled to receive $17.00 in cash for each share of Skibo Financial Corp. stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any other business to come before the meeting.

         Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only stockholders of record at the close of business on _______________, 2003 are entitled to vote at the meeting or any adjournments of the meeting. The merger agreement must be approved by the affirmative vote of two-thirds of all shares outstanding including the shares held by Skibo MHC and a majority of all shares outstanding and held by stockholders other than Skibo MHC. Each director has agreed to vote his or her shares in favor of the merger agreement. Shares held by directors represented 4.7% of the shares outstanding (exclusive of options) as of the record date.

                           YOUR VOTE IS VERY IMPORTANT
                           ---------------------------

         You are requested to complete and sign the enclosed proxy card which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person. Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions on the merger proposal. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience. Please review the document accompanying this notice for more complete information regarding the matters proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call us at (412) 276-2424.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Carol A. Gilbert
                                        Secretary
Carnegie, Pennsylvania
_______________, 2003

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IMPORTANT:  THE PROMPT  RETURN OF PROXIES WILL SAVE SKIBO  FINANCIAL  CORP.  THE
EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. THE BOARD OF DIRECTORS OF SKIBO FINANCIAL CORP. UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT. YOUR SUPPORT IS APPRECIATED.
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                                   PLEASE NOTE
                                   -----------

         No one has been authorized to provide Skibo Financial Corp. stockholders with any information other than the information included in this proxy statement and the documents that are referred to in this proxy statement. Stockholders of Skibo Financial Corp. should not rely on other information as being authorized by Skibo Financial Corp.

         This proxy statement is first being mailed to stockholders on or about _______________, 2003.

         As used in this proxy statement, First Carnegie Deposit is sometimes referred to as "First Carnegie," Skibo Financial Corp. is sometimes referred to as "Skibo Financial," and Skibo Bancshares, M.H.C. is sometimes referred to as "Skibo MHC." First Carnegie Deposit, Skibo Financial Corp. and Skibo Bancshares, M.H.C. are sometimes collectively referred to as "Skibo." Additionally, Northwest Bancorp, Inc. is sometimes referred to as "Northwest Bancorp" and Northwest Bancorp, MHC is sometimes referred to as "Northwest MHC." Northwest Savings Bank, Northwest Bancorp and Northwest MHC are sometimes collectively referred to as "Northwest."

                       WHO CAN HELP ANSWER YOUR QUESTIONS
                       ----------------------------------

         If you want additional copies of this document, or if you want to ask any questions about the merger agreement you should contact:

                      Mr. Walter G. Kelly
                      President and Chief Executive Officer
                      First Carnegie Deposit
                      242 East Main Street
                      Carnegie, Pennsylvania 15106-2792
                      Telephone: (412) 276-2424

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET.............................................................

QUESTIONS AND ANSWERS ABOUT THE VOTING
  PROCEDURES FOR THE SPECIAL MEETING...........................................

THE SPECIAL MEETING............................................................
         Place, Time and Date..................................................
         Matters to Be Considered..............................................
         Voting Rights of Stockholders; Votes Required for Approval............
         Solicitation and Revocability of Proxies..............................
         Principal Stockholders................................................
         Security Ownership of Directors and Management........................

THE MERGER.....................................................................
         Overview..............................................................
         The Parties to the Merger.............................................
         Background to the Merger..............................................
         Skibo's Reasons for the Merger........................................
         Opinion of Financial Advisor..........................................
         Interests of Certain Persons in the Merger and Related Transactions...
         Conditions of the Merger..............................................
         Federal Income Tax Consequences of the Merger to You..................
         Accounting Treatment of the Merger....................................
         Effective Time........................................................
         Procedures for Surrendering Your Certificates.........................
         Regulatory Approvals..................................................
         Time Period for Completing the Merger.................................
         Other Provisions of the Merger Agreement..............................
         Voting Agreements.....................................................
         No Dissenters' Rights.................................................
         MARKET FOR COMMON STOCK AND DIVIDENDS.................................
         SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING.....................
         CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS............

WHERE YOU CAN FIND MORE INFORMATION............................................

Appendix A - Agreement and Plan of Merger......................................
Appendix B - Opinion of FinPro, Inc............................................

                               SUMMARY TERM SHEET

         This summary term sheet highlights selected information from this proxy statement regarding the merger proposal and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transactions we are proposing. We have included page references in this summary term sheet to direct you to other places in this proxy statement where you can find a more complete description of the topics we discuss below.

The Companies (Page __)

         Skibo Financial is a federally-chartered stock holding company headquartered in Carnegie, Pennsylvania. Skibo Financial operates through its wholly-owned subsidiary bank, First Carnegie, a federally-chartered savings bank headquartered in Carnegie, Pennsylvania which has branch offices in McKees Rocks and Washington, Pennsylvania. Skibo MHC, a federal mutual holding company, also headquartered in Carnegie, Pennsylvania, owns 60.2% of the common stock of Skibo Financial.

         Northwest Bancorp is a federally-chartered stock holding company headquartered in Warren, Pennsylvania. Northwest Bancorp operates through its wholly-owned subsidiaries, Northwest Savings Bank, a Pennsylvania-chartered savings bank, and Jamestown Savings Bank, a New York-chartered savings bank. Northwest Bancorp, through its subsidiaries, provides a wide range of commercial and consumer banking services through 137 community banking offices throughout its market area in northwest, southwest and central Pennsylvania, southwestern New York and northeastern Ohio.

Our Reasons for the Merger (Page __)

         Our board of directors believes that the merger is in the best interests of Skibo Financial and its stockholders. The merger will enable our stockholders to realize significant value on their investment in Skibo Financial. The board of directors of Skibo MHC also believes that the merger is in the best interests of Skibo MHC and its members. In reaching its decision to approve the merger agreement, our board considered various factors which are discussed in detail in this proxy statement.

Our Board of Directors Recommends Stockholder Approval (Page __)

         Our board of directors believes that the transactions contemplated by the merger agreement are in the best interests of Skibo Financial and all of our stockholders. The board has approved the merger agreement. Our board of directors recommends that you vote "FOR" approval of the merger agreement.

Our Financial Advisor Says the Merger Consideration is Fair from a Financial Point of View (Page__)

         Our financial advisor, FinPro, Inc. ("FinPro"), has given our board of directors a written opinion, dated September 11, 2003 and updated as of _______________, 2003, that states the cash consideration to be paid to our stockholders is fair to the holders of our common stock from a financial point of view and the merger is fair to the members of Skibo MHC. A copy of the opinion is attached to this proxy statement as Appendix B. You should read it
completely  to  understand  the  assumptions   made,   matters   considered  and
limitations on the review performed by our financial advisor in issuing its opinion. We have agreed to pay FinPro a fee of approximately $250,000 as consideration for its services. Of this amount, $70,000 has already been paid.

Material Terms of the Merger Agreement (Page __)

          o Skibo Financial will exchange its charter for an interim stock savings association charter which will then merge with and into First Carnegie with First Carnegie as the surviving association. As a result of this merger, each issued and outstanding share of Skibo Financial common stock held by stockholders other than Skibo MHC will cease to be outstanding, and will be converted automatically into the right to receive $17.00 in cash. Each issued and outstanding share of Skibo Financial common stock held by Skibo MHC will be exchanged for one share of First Carnegie common stock.

          o On the effective date of the merger, First Carnegie will become a wholly-owned subsidiary of Skibo MHC. Skibo MHC will then merge with and into Northwest MHC, with Northwest MHC as the resulting entity. The separate existence of Skibo MHC will cease.

          o As a result of the above merger, each issued and outstanding share of First Carnegie common stock held by Skibo MHC will be transferred to Northwest MHC as the surviving entity in that merger, and First Carnegie will become a wholly-owned subsidiary of Northwest MHC. It is anticipated that First Carnegie will continue to operate as a separately chartered financial institution until June 30, 2005.

          o All deposit accounts established at First Carnegie prior to the merger effective date will confer on each depositor the same rights and privileges in Northwest MHC as if such deposit account had been established at Northwest Savings Bank on the date established at First Carnegie. To the extent permitted by regulatory authorities, any borrower members of Skibo MHC as of the merger effective date (i.e., borrowers of First Carnegie as of August 22, 1996 who continue their borrower relationship as of the merger effective date), whose borrowings remain outstanding as of the date established to determine depositors eligible to vote on any mutual-to-stock conversion of Northwest MHC, will be given subscription rights in any conversion of Northwest MHC to stock form that occurs prior to any merger of First Carnegie with and into Northwest Savings Bank.

          o The merger cannot occur unless: (1) our stockholders approve the merger agreement; (2) if required, the members of Skibo MHC approve the merger agreement; (3) we receive required regulatory approvals; and (4) certain other conditions to the merger are satisfied or waived.

          o We have agreed not to solicit or encourage a competing transaction to acquire us. However, if its fiduciary duties require it, our board of directors may furnish information to or negotiate with someone who makes an unsolicited proposal that would be superior to Northwest Bancorp's proposal.

          o If we terminate the merger agreement with Northwest because we receive a superior proposal, or if our board of directors changes its recommendation to approve the merger agreement, we may be obligated to pay Northwest a fee of $1.2 million.

The Merger Agreement may be Amended or Terminated (Page __)

         Skibo Financial and Northwest Bancorp may mutually agree to terminate the Merger Agreement and elect not to complete the merger at any time before the effective date of the merger.

         The parties also may terminate the merger if other circumstances occur that are described in the merger agreement, including the failure to complete the merger by August 1, 2004.

         The Merger Agreement may be amended by the written agreement of Skibo and Northwest. However, after you approve the merger agreement, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger transactions cannot be completed without your prior approval. Similarly, if any subsequent amendment or waiver changes the tax treatment of the merger to you, we must first obtain your approval.

What Skibo Financial Stockholders will Receive (Page __)

         All Skibo Financial stockholders, except for Skibo MHC, will be entitled to receive $17.00 in cash for each share of Skibo Financial common stock that they own on the effective date of the merger.

Skibo Financial Stock Options will be Terminated (Page __)

         The Skibo Financial stock option plan will terminate on the effective date of the merger. In addition, stock options to purchase Skibo Financial common stock pursuant to the Skibo Financial stock option plan will become immediately vested and holders of these options will receive a cash payment equal to the excess of $17.00 over the per share exercise price of the option multiplied by the number of shares that may be purchased by the holders of options.

Skibo Financial Stockholders Must Approve the Merger Agreement (Page __)

         The merger agreement must be approved by the affirmative vote of:

          o Two-thirds of all votes entitled to be cast at the meeting by all Skibo Financial stockholders, including Skibo MHC, and

          o A majority of all votes entitled to be cast at the meeting by all Skibo Financial stockholders, other than Skibo MHC.

         Skibo MHC, which owns 60.2% of our common stock, is required to vote for the merger agreement, pursuant to the terms thereof.

The Merger Will Be Taxable to Our Stockholders (Page __)

         Our stockholders will generally recognize gain for federal, and possibly state and local, income tax purposes, on the exchange of their Skibo Financial common stock for cash. You will recognize gain equal to the difference between the amount of cash you receive and your tax basis in your Skibo Financial common stock. The actual tax consequences of the exchange to you will depend on your specific situation and factors not within our control. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (Page __)

         Northwest Bancorp intends to account for the merger transactions under both the "pooling of interests" and "purchase" of minority interests under accounting principles generally accepted in the United States.

You Do Not Have Dissenters' Rights (Page __)

         Under federal law, you do not have dissenters' appraisal rights with respect to your Skibo Financial shares.

The Merger and Related Transactions are Expected to be Completed by June 30, 2004 (Page __)

         The merger and the related transactions will only occur after all the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger transactions will be completed by June 30, 2004.

Regulatory Approvals are Needed (Page __)

         The merger and related acquisition of Skibo by Northwest must be approved by the Office of Thrift Supervision. The U.S. Department of Justice also may review the impact of the merger on competition.

         Northwest has filed all the regulatory applications and notices with the Office of Thrift Supervision. We cannot assure you that these regulatory approvals will be received, or that regulatory approvals received will not contain a condition or requirement that fails to satisfy the conditions set forth in the merger agreement.

Skibo's Officers and Directors Have Financial Interests in the Merger (Page __)

         Our directors and executive officers have interests in the merger as individuals in addition to their interests as stockholders, such as receiving severance payments, indemnification and insurance coverage, and other benefits.

         Our board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

                         QUESTIONS AND ANSWERS ABOUT THE
                    VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:   What do I need to do now?

A: After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted. Then sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

     If you sign, date and send in your proxy but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement.

     If you do not sign and send in your proxy or attend and vote at the special meeting, it will have the effect of a vote against the merger agreement.

Q: If my shares are held in street name by my broker, will my broker automatically vote my shares for me to approve the merger agreement?

A: No. Your broker will not be able to vote your shares to approve the merger agreement without instructions from you. You should instruct your broker to vote your shares on the merger agreement, following the directions your broker provides.

Q:   What if I fail to instruct my broker?

A: If you fail to instruct your broker to vote your shares, your shares will not be voted on the merger agreement and it will have the same effect as a vote against the merger agreement.

Q:   May I attend the meeting and vote my shares in person?

A: Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the special meeting.

Q:   May I change my vote after I have mailed my signed proxy card?

A: Yes. If you have not voted through your broker or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

     o First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

     o Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

     o Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting in person will not revoke your proxy.

     If you have instructed a broker or other nominee to vote your shares, you must follow directions you received from your broker or other nominee to change your vote.

Q:   Should I send in my stock certificates now?

A: No. You should not send in your stock certificates at this time. Instructions for surrendering your stock certificates in exchange for $17.00 per share in cash will be sent to you after we complete the merger.

Q:   Whom should I call with questions?

A:   You should call Walter G. Kelly at (412) 276-2424.

                               THE SPECIAL MEETING

Place, Time and Date

         The special  meeting is scheduled to be held at Southpointe  Golf Club,
360  Southpointe  Boulevard,   Canonsburg,   Pennsylvania,   at  __:__  _.m.  on
__________, _______________, 2004.

Matters to Be Considered

         At the special meeting you will be asked to approve the merger agreement as more fully discussed on pages __ through __. You may also consider and vote upon any other matters that may properly come before the Skibo Financial special meeting, including approval of any adjournment of the special meeting. No proxy that is voted against approval of the merger agreement will be voted in favor of an adjournment to solicit additional proxies for this proposal. As of the date of this document, the board of directors of Skibo Financial is not aware of any other business to be presented for consideration at the meeting.

Voting Rights of Stockholders; Votes Required for Approval

         The  Skibo   Financial  board  has  fixed  the  close  of  business  on
_______________, 2003, as the record date for determining Skibo Financial stockholders entitled to receive notice of and to vote at the special meeting. Each share of Skibo Financial common stock you own entitles you to one vote. Only holders of record of Skibo Financial common stock as of the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were issued and outstanding 3,153,344 shares of Skibo Financial common stock.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Skibo Financial common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes (as described below) will be counted solely for the purpose of determining whether a quorum is present. Brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the approval of the merger agreement in the absence of specific instructions from such customers ("broker non-votes"). Abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement.

         Approval of the merger requires the affirmative vote of:

          o Two-thirds of all votes entitled to be cast at the meeting by all Skibo Financial stockholders, including Skibo MHC, and

          o A majority of all votes entitled to be cast at the meeting by all Skibo Financial stockholders, other than Skibo MHC.

         Under this voting standard, an abstention, broker non-vote or failure to vote will have the same effect as a vote "AGAINST" the merger agreement.

         Skibo MHC is the mutual holding company for First Carnegie. Skibo MHC owns 60.2%, or 1,897,500 shares, of the outstanding common stock of Skibo Financial. While Skibo MHC is obligated under the terms of the merger agreement to vote such shares "FOR" the approval of the merger agreement, the proposal to adopt the merger agreement also requires the approval of a majority of the total votes of the Skibo Financial common stock outstanding as of _______________, 2003, the record date for voting, exclusive of the shares owned by Skibo MHC.

         The directors and executive officers of Skibo are entitled to vote approximately 6.7% of the outstanding shares of Skibo Financial common stock in their individual capacities (excluding options exercisable within 60 days of the record date). These directors have already agreed to vote their shares in favor of the merger agreement.

Solicitation and Revocability of Proxies

         Proxies in the form accompanying this document are being solicited by the board of directors. Shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, if no instructions are indicated on a properly executed proxy, such proxies will be voted "FOR" approval of the merger agreement and as determined by a majority of the board of directors as to any other matter that may come before the special meeting including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise. No proxy with instructions to vote against the proposal to approve the merger agreement, however, will be voted in favor of any adjournment or postponement of the special meeting.

         A stockholder who has given a proxy may revoke it at any time prior to its exercise at the special meeting by:

          o Giving written notice of revocation to the Secretary of Skibo Financial;

          o    Properly  submitting a duly executed  proxy bearing a later date;
               or

          o    Voting in person at the special meeting.

         All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Carol A. Gilbert, Secretary, 242 East Main Street, Carnegie, Pennsylvania 15106. A stockholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. A proxy appointment will not be revoked by the death or incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of Skibo Financial or other person responsible for tabulating votes on behalf of Skibo Financial.

         In addition to this mailing, Skibo directors, officers and employees may also solicit proxies personally, or by telephone, or by other forms of communication. Skibo may also retain a professional proxy solicitation firm to assist in the solicitation of proxies. For this service, it is expected that Skibo would pay ____________ a fee of up to $__________ plus expenses to help with the solicitation. Skibo also will reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Principal Stockholders

         Persons and groups owning in excess of 5% of Skibo Financial common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. The following table sets forth, as of _______________, 2003, persons or groups who own more than 5% of the common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock as of such date.


Name and Address                                          Percent of Shares of
of Beneficial Owner                Number of Shares     Common Stock Outstanding
-------------------                ----------------     ------------------------

Skibo Bancshares, M.H.C.
242 East Main Street
Carnegie, Pennsylvania  15106          1,897,500                  60.2%

Security Ownership of Directors and Management

         The following table shows Skibo Financial's common stock beneficially owned by each director and executive officer of Skibo Financial and all directors and executive officers of Skibo Financial as a group, as of _______________, 2003.


                                               Shares of
                                             Common Stock
                                             Beneficially
Name                                             Owned          Percent of Class
----                                         -------------      ----------------
John C. Burne                                  35,850(1)(2)            1.1
Walter G. Kelly                               106,425(3)               3.4
John T. Mendenhall, Jr.                        24,675(1)(2)             *
Renaloy J. Senules                             53,864(1)(2)            1.7
Carol A. Gilbert                               81,379(4)               2.6
All Executive Officers and Directors          302,193(5)               9.6
as a Group (5 persons)

__________________
*    Less than 1%.

(1) Includes options to purchase 10,867 shares of Skibo Financial common stock that may be exercised within 60 days of the record date under the 1998 Stock Option Plan.
(2) Excludes 143,273 shares of Skibo Financial common stock held under the employee stock ownership plan for which such individual serves as either a member of the ESOP Committee or as an ESOP Trustee. Such individual disclaims beneficial ownership with regard to shares held in a fiduciary capacity. The Board of Directors has appointed Messrs. Senules, Mendenhall and Burne to serve on the ESOP Committee and to serve as ESOP Trustees. The ESOP Committee or the Board instructs the ESOP Trustee regarding investment of ESOP plan assets. The ESOP Trustees must vote all shares allocated to participant accounts under the ESOP as directed by ESOP participants. Shares for which no timely voting direction is received will be voted by the ESOP Trustees as directed by the Board or the ESOP Committee. As of the record date, the entire 143,273 shares had been allocated under the ESOP to participant accounts.

(3) Includes 38,812 shares of Skibo Financial common stock that may be acquired through options that are exercisable within 60 days of the record date and 30,215 shares of Skibo Financial common stock allocated to the account of Mr. Kelly under the ESOP.
(4) Includes options to purchase 20,460 shares of Skibo Financial common stock that may be exercised within 60 days of the record date under the Stock Option Plan and 17,383 shares of Skibo Financial common stock allocated to the account of Ms. Gilbert under the ESOP.
(5) Includes options to purchase 91,873 shares of Skibo Financial common stock that may be exercised within 60 days of the record date to purchase shares of Skibo Financial common stock under the Stock Option Plan. Includes 47,598 shares of Skibo Financial common stock held by the ESOP and allocated to executive officers (2 persons) of the Skibo Financial.

                                   THE MERGER

         The following information describes certain information pertaining to the merger. This description is not complete and is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B.

Overview

         As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated or an alternative structure used as discussed below, the merger will be effected as follows:

          o Skibo Financial will exchange its charter for an interim stock savings association charter which will then merge with and into First Carnegie with First Carnegie as the surviving association. The separate existence of Skibo Financial and Interim will cease.

          o As part of the merger of Interim into First Carnegie, each issued and outstanding share of Skibo Financial common stock held by minority stockholders will be converted automatically into the right to receive $17.00 in cash. Each issued and outstanding share of Skibo Financial common stock held by Skibo MHC will be exchanged for one share of First Carnegie common stock.

          o On the effective date of the merger, First Carnegie will become a wholly-owned subsidiary of Skibo MHC.

          o Skibo MHC will then merge with and into Northwest MHC, with Northwest MHC as the resulting entity. The separate existence of Skibo MHC will cease.

          o As a result of the above merger, each issued and outstanding share of First Carnegie common stock held by Skibo MHC will be transferred to Northwest MHC as the surviving entity in that merger, and First Carnegie will become a wholly-owned subsidiary of Northwest MHC.

          o All deposit accounts established at First Carnegie prior to the merger effective date will confer on each depositor the same rights and privileges in Northwest MHC as if such deposit account had been established at Northwest Savings Bank on the date established at First Carnegie. To the extent permitted by regulatory authorities, any borrower members of Skibo MHC as of the merger effective date (i.e., borrowers of First Carnegie as of August 22, 1996 who continue their borrower relationship as of the merger effective date), whose borrowings remain outstanding as of the date established to determine depositors eligible to vote on any mutual-to-stock conversion of Northwest MHC, will be given subscription rights in any conversion of Northwest MHC to stock form that occurs prior to any merger of First Carnegie with and into Northwest Savings Bank.

         The merger agreement provides that Northwest Bancorp may modify the structure of the acquisition of Skibo provided that:

          o    The   consideration   to  be   received   by  Skibo   Financial's
               stockholders is not changed or reduced;

          o There are no adverse tax consequences for Skibo Financial's stockholders; or

          o    The merger is not materially delayed or jeopardized.

The Parties to the Merger

         Skibo. Skibo MHC is a federally-chartered mutual holding company that currently owns approximately 60.2% of the outstanding shares of common stock of Skibo Financial. As a mutual holding company, Skibo MHC has no stockholders. Skibo MHC has no significant operations. Skibo Financial is a federally-chartered mid-tier stock holding company that owns 100% of the outstanding shares of common stock of First Carnegie. Skibo Financial was organized in connection with the two-tier reorganization of Skibo that was completed in October 1998. The principal business activity of Skibo Financial is the ownership of 100% of the common stock of First Carnegie.

         First Carnegie is a federally-chartered savings bank headquartered in Carnegie, Pennsylvania. First Carnegie's deposits are insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. First Carnegie is a member of the Federal Home Loan Bank System.

         First Carnegie is a community-oriented savings bank providing mortgage loans and consumer loans. Skibo Financial is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to purchase and originate one- to four-family, multi-family and commercial mortgage loans, including farms, and to invest in mortgage-backed and other securities, Small Business Administration and other government agency guaranteed commercial and consumer loans. Because Skibo Financial faces strong competition in originating traditional residential mortgage loans, Skibo Financial has emphasized other forms of lending, including the purchase of SBA and other government agency guaranteed loans, and commercial real estate loans, including farms. At September 30, 2003, Skibo Financial had total consolidated assets of approximately $156.1 million, total consolidated deposits of approximately $81.0 million, and total consolidated stockholders' equity of approximately $23.5 million.

         The executive offices of Skibo Financial, First Carnegie and Skibo MHC are located at 242 East Main Street, Carnegie, Pennsylvania. Their telephone number at that address is (412) 276-2424.

         Northwest. Northwest MHC is a federally-chartered mutual holding company that currently owns approximately 59% of the common stock of Northwest Bancorp. As a mutual holding company, Northwest MHC has no stockholders. Northwest MHC has no significant operations. Northwest Bancorp is a federally-chartered mid-tier stock holding company that owns 100% of the outstanding common stock of Northwest Savings Bank and Jamestown Savings Bank. Northwest Bancorp became the stock holding company of Northwest Savings Bank in a two-tier reorganization that was completed in February 1998. The principal business activity of Northwest Bancorp is the ownership of all of the issued and outstanding common stock of Northwest Savings Bank and of Jamestown.

         Northwest Savings Bank is a Pennsylvania-chartered stock savings bank headquartered in Warren, which is located in northwestern Pennsylvania. Northwest Savings Bank's deposits are insured by the FDIC. Northwest Savings Bank is a member of the FHLB System. Northwest Savings Bank is a community bank that offers traditional deposit and loan products, and through a subsidiary, consumer finance services. Northwest Savings Bank's mutual savings bank predecessor was founded in 1896. Northwest Savings Bank in its current stock form was established on November 2, 1994, as a result of the reorganization of Northwest Savings Bank's mutual predecessor into a mutual holding company structure. Jamestown was formed in November of 1995 as a de novo New York-chartered savings bank headquartered in Jamestown, New York. At September 30, 2003, Northwest Bancorp had total consolidated assets of approximately $6.0 billion, total consolidated deposits of approximately $4.9 billion and total consolidated stockholders' equity of approximately $477 million.

         As of September 30, 2003, Northwest Savings Bank and Jamestown operated 144 community banking offices throughout their market area in northwest, southwest and central Pennsylvania, southwestern New York, and northeastern Ohio. Northwest Savings Bank and its wholly owned subsidiaries also operate 47 consumer lending offices throughout Pennsylvania and two consumer lending offices in New York. Northwest Savings Bank has focused its lending activities primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. Northwest Savings Bank, directly or through its subsidiaries, also emphasizes the origination of consumer loans, including home equity, second mortgage, education and other consumer loans. To a lesser extent, Northwest Savings Bank also originates multi-family residential and commercial real estate loans and commercial business loans.

         Northwest Savings Bank's principal sources of funds are deposits, borrowed funds and the principal and interest payments on loans and marketable securities. Its principal source of income is interest received from loans and marketable securities. Northwest Savings Bank's principal expenses are the interest paid on deposits and the cost of employee compensation and benefits.

         The principal executive offices of Northwest Bancorp, Northwest Savings Bank and Northwest MHC are located at Liberty and Second Streets, Warren, Pennsylvania. Their telephone number at that address is (814) 726-2140.

Background to the Merger

          o On February 14, 2001, the Skibo Financial board of directors hired FinPro to assist Skibo Financial in the role of a financial advisor.

          o Skibo Financial had preliminary discussion with Northwest Bancorp regarding a potential transaction.

          o Due to the untested nature of transactions and uncertain regulatory responses, Skibo Financial elected to wait until the Danvers Savings Bank/Revere Federal Savings Bank transaction received regulatory approval.

          o Northwest announced the Leeds Federal Savings Bank transaction as a result both Skibo Financial and Northwest Bancorp opted to wait for regulatory approval of the Leeds Federal Savings Bank transaction prior to deciding whether to engage in additional discussions.

          o In June 2002, Skibo Financial asked FinPro to find another merger partner. Since remutualizations can only occur between mutual holding companies and mutual institutions or possibly mutual holding companies and other mutual holding companies, the pool of possible acquirers was limited. Sixteen mutuals were approached. There was no significant interest expressed by these potential partners.

          o After the Leeds Federal Savings Bank transaction was approved, preliminary discussions with Northwest Bancorp began.

          o Terms originally discussed were adjusted for special dividend levels and changes in First Carnegie's financial statements, although several material terms remained subject to negotiation.

          o During this period, the OTS issued the approval letter for the Kearny Federal Savings Bank/West Essex Bank transaction which contained parameters for the regulatory evaluation of future remutualizations. The proposed transaction exceeded some of the parameters. As a result, members of Skibo Financial, Northwest Bancorp and their agents had a meeting with the OTS in Washington to discuss any foreseeable impediments to completing the proposed deal. The OTS reviewed the information furnished and did not indicate that they foresee any impediments to processing an application for approval of this proposed transaction.

Skibo's Reasons for the Merger

         Our board of directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of Skibo and Northwest, are in the best interests of our stockholders. In the course of reaching its determination, our board of directors considered the following factors:

          o The merger consideration to be paid to our minority stockholders in relation to the market value, book value and earnings per share of our common stock;

          o    Information  concerning  our  financial  condition,   results  of
               operations, capital levels, asset quality and prospects;

          o The opinion of our financial advisor as to the fairness of the merger consideration from a financial point of view to the minority stockholders of Skibo Financial;

          o The opinion of our financial advisor as to the fairness of the merger to the members of Skibo MHC;

          o    Industry and economic conditions;

          o The general structure of the transaction and the compatibility of management and business philosophy;

          o The greater resources and expanded branch network that Northwest Bancorp, through its subsidiaries, will have after the merger;

          o Depositors of First Carnegie will have the same rights in Northwest MHC as other depositors of Northwest Savings Bank;

          o In the event of a stock offering transaction by Northwest MHC, depositors of First Carnegie will retain their subscription rights as of the date of their original deposit at First Carnegie;

          o To the extent permitted by regulatory authorities, any borrower members of Skibo MHC as of the merger effective date, whose borrowings remain outstanding as of the date established to determine depositors eligible to vote on any mutual-to-stock conversion of Northwest MHC, will be given subscription rights in any conversion of Northwest MHC to stock form that occurs prior to any merger of First Carnegie with and into Northwest Savings Bank;

          o The results of our due diligence investigation of Northwest, including the likelihood of receiving the requisite regulatory approvals in a timely manner;

          o The ability of Northwest, after the merger, to compete in relevant banking and non-banking markets; and

          o    Our strategic alternatives to the merger, including the continued
               operation  of  First   Carnegie  as  an   independent   financial
               institution.

         In making its determination, our board of directors did not ascribe any relative or specific weights to the factors which it considered. The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but it does include the material factors considered by our board.

         Our board of directors believes that the merger is in the best interests of Skibo Financial and our stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote "FOR" the approval of the merger agreement.

Opinion of Financial Advisor

         Skibo Financial retained FinPro, a financial consulting firm, on the basis of its experience, to render a written opinion to us and our stockholders as to the fairness, from a financial point of view, of the per share price to be paid for each outstanding minority share of Skibo Financial common stock, and that the treatment of First Carnegie depositors is equitable, as set forth in the merger agreement. Skibo Financial placed no limitations on FinPro with respect to the investigation made, or procedures followed by FinPro in rendering its opinion.

         FinPro has been in the business of consulting for the bank and thrift industry for 14 years including the appraisal and valuation of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of, and experience with, the Mid Atlantic bank and thrift market and financial organizations operating in that market. In addition, FinPro is experienced in the area of remutualizations. We selected FinPro as a result of this experience. FinPro reviewed the negotiated terms of the merger agreement.

         On September 11, 2003, in connection with its consideration of the merger agreement, FinPro issued an opinion to the Board of Directors of Skibo Financial that the proposed per share merger consideration to the minority stockholders of $17.00, as provided in the merger agreement, is fair from a financial point of view, to Skibo Financial, and its minority stockholders and that the proposed merger agreement is equitable to the depositors of First Carnegie. A copy of the opinion as updated to the date hereof, is attached as Appendix B to this proxy statement and should be read in its entirety by Skibo Financial stockholders. FinPro's written opinion does not constitute an endorsement of the merger or a recommendation to any stockholder as to how such stockholder should vote at the special meeting.

         In connection with issuing the opinion, FinPro reviewed the following material: (i) the merger agreement and the exhibits thereto; (ii) changes in the market for bank and thrift stocks; (iii) the performance of Skibo Financial's common stock; (iv) trends and changes in the financial condition of Skibo Financial and

Northwest Bancorp; (v) the most recent annual report to shareholders of Skibo Financial and Northwest Bancorp; (vi) the quarterly reports on Form 10-QSB of Skibo Financial for the quarter ended June 30, 2003 and the Form 10-Q of Northwest Bancorp for the quarter ended June 30, 2003; (vii) quarterly regulatory reports of Northwest Savings Bank and First Carnegie Deposit; and
(viii) the most recent audit letter to Skibo Financial and Northwest Bancorp.

         In addition, FinPro discussed with the management of Skibo Financial its operating performance and future prospects, primarily with respect to the current level of Skibo Financial's earnings and future expected operating results, giving weight to FinPro's assessment of the future of the thrift industry, the mutual holding company market and Skibo Financial's performance within the industry. FinPro compared the results of operation of Skibo Financial with the results of operation of all publicly-traded thrift mutual holding companies and a selected Comparable Trading Group.

         The selected Comparable Trading Group was comprised of liquidly-traded Mid-Atlantic mutual holding companies with assets between $50 million and $500 million. Any institution involved in a remutualization or second-step conversion was eliminated from the Comparable Trading Group.

                                              For the Last Twelve Months
                                              --------------------------
                                                                      All Mutual
                                                                         Holding
                                                      Comparable        Companies
                                            Skibo    Trading Group -   Nationally -
                                          Financial      Median           Median
                                          ---------      ------           ------
Dividends:
Current Dividend Yield (%)...............    3.57         2.36            2.35
LTM Dividend Payout Ratio(%).............      NM        73.33           72.00

Market Pricing at September 9, 2003

Price to LTM EPS (x).....................  168.25        41.92           34.11
Price to LTM Core EPS (x)................  168.25        40.22           34.21
Price to Book Value (%)..................  180.43       207.27          209.30
Price to Tangible Book Value (%).........  180.43       224.75          228.44


----------------
Sources:  SNL Securities's market data and FinPro calculations.

         The selected Comparable Trading Group is composed of: BCSB Bankcorp, Inc., Gouverneur Bancorp Inc., Greater Delaware Valley Savings Bank, Greene County Bancorp, Inc., Oneida Financial Corp, Pathfinder Bancorp, Inc., and Rome Bancorp, Inc.

         FinPro analyzed the aggregate merger consideration on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including, but not limited to, comparable sales multiples and the net present value of dividends and terminal value based on certain assumptions of projected growth, earnings and dividends.

         Market Value. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small thrift with a thin market for its stock is normally determined by comparison to the median price to earnings, price to equity and dividend yield of local or regional publicly-traded thrift institutions, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of the sale of control of a thrift is determined by the previous sales of thrifts. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves similar emphasis as the investment value as discussed below.

         FinPro maintains a database containing files concerning the prices paid for thrift institutions nationwide. The database includes transactions involving Pennsylvania thrift institutions and thrift institutions in the Mid-Atlantic region of the United States. The database provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Skibo Financial, FinPro has considered the market approach and has evaluated price to earnings, price to equity, price to tangible equity and franchise premium to core deposits for recently announced remutualization transactions.

         During FinPro's analysis of recent remutualization multiples in relationship to the proposed transaction, FinPro placed a heavy reliance on the remutualization multiples with less emphasis on fully converted thrift acquisition multiples. The remutualization group was composed of institutions that announced sales between February 15, 2000 and September 11, 2003. The following table illustrates the maximum, minimum and median multiples calculated on a generally accepted accounting principles in the United States basis of these remutualization transactions.

                                                                              Franchise
                                     Price      Price to     Price to LTM     Premium to
GAAP Basis                         to Book   Tangible Book   EPS Earnings     Core Deposits
----------                         -------   -------------   ------------     -------------
Maximum..........................  334.60%     356.71%          62.08x           49.68%
Minimum..........................  140.92%     140.92%          36.11x           14.61%
Median...........................  253.27%     253.27%          50.00x           23.66%
Skibo Financial Acquisition
  Multiples......................  227.88%     227.88%         212.50x           43.24%

------------------
Sources:  SNL Securities data, Skibo Financial's data and FinPro calculations.
Note:  The per share data utilized was as of June 30, 2003.

         FinPro also analyzed the pricing multiples of the same remutualization group on a minority basis, relative to the Skibo Financial acquisition multiples.

                                                                                       Franchise
                                            Price      Price to      Price to LTM     Premium to
Minority Basis                             to Book   Tangible Book   EPS Earnings    Core Deposits
--------------                             -------   -------------   ------------    -------------
Maximum...............................     131.71%      140.45%          27.76x          7.83%
Minimum...............................      59.98%       59.98%          13.02x        (15.75)%
Median................................     101.53%      101.53%          20.78x          0.21%
Skibo Financial Acquisition
  Multiples...........................      90.27%       90.27%          79.21x         (3.29)%

-----------------
Sources:  SNL Securities data, Skibo Financial data and FinPro calculations.

Note: The per share data utilized was as of June 30, 2003. (Although the minority basis data in the above table does not conform with generally accepted accounting principles in the United States, FinPro deems this information relevant due to the mutual holding company structure of Skibo Financial.)

         Investment Value. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value method, which was analyzed in connection with this transaction, was the net present value of dividends stream and terminal value, which is discussed below.

         The investment value of any banking institution's or its holding company's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of dividend stream and terminal value through 2006. It was assumed that Skibo Financial would undertake a second-step conversion, closing at the assumed super maximum of the range, which would result in a $14.73 per share exchange value to existing minority stockholders. The annual income growth rate for years 2004 to 2006 was assumed at 12%. To manage capital after the second- step conversion, it was assumed that Skibo Financial would maintain a $0.17 per share quarter dividend based on the fully converted shares and would repurchase shares. The terminal value was approximated using an acquisition price to tangible book multiple of 133% which resulted in an acquisition price to earnings multiple of 32x. A discount rate of 10% was utilized.

         Based on these assumptions, FinPro's calculation of the net present value of the dividend stream and terminal value per share was $14.93. FinPro also prepared various scenarios by increasing or decreasing the net income growth, acquisition multiple for terminal value and discount rate assumptions. The value calculated reflecting downward adjustments was $11.81. The value calculated by reflecting upward adjustments was $18.00. FinPro's computations were based on an analysis of the thrift industry, the economic and competitive situations currently existing in Skibo Financial's market area and its current financial condition.

         Conclusion. When the market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed merger consideration is fair from a financial point of view to the holders of Skibo Financial's minority shares. Additionally, it is FinPro's opinion that the treatment of the depositors in the proposed merger is equitable.

         In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of Skibo Financial or Northwest Bancorp, but instead relied upon the data provided by or on behalf of Skibo Financial and Northwest Bancorp to be true and accurate in all material respects.

         FinPro acted as Skibo Financial's financial advisor in connection with the merger and will receive a fee equal to 1.10% of the aggregate deal value, or approximately $250,000, a significant portion of which is contingent upon consummation of the merger. In addition, FinPro will be reimbursed for reasonable expenses related to the merger and Skibo Financial has indemnified FinPro in connection with any matter related to the merger. As of the record date, FinPro has been paid $70,000.

Interests of Certain Persons in the Merger and Related Transactions

         General. Some members of our management and board of directors may have interests in the merger and related transactions that are in addition to or different from the interests of our stockholders. Our board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by it. Included below is a summary of some of the benefit plans under which officers or directors participate, and under which benefits will be paid in accordance with the merger agreement.

          Termination of Employment Agreements with Walter G. Kelly and Carol A. Gilbert. Pursuant to the merger agreement, Walter G. Kelly, our President and Chief Executive Officer, and Carol A. Gilbert, our Chief Financial and Chief Operating Officer, executed termination and release agreements to their existing employment agreements with Skibo which provide that the employment agreements will terminate on the date of the merger, and in lieu of any payments under the employment agreements, Mr. Kelly and Ms. Gilbert will be entitled to receive payments of approximately $690,000 and $335,000, respectively, subject to reduction to the extent that such amounts, combined with any other payments to the individuals, would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. The termination and release agreements also provide that from the effective date of the merger through June 30, 2005, Northwest will retain Mr. Kelly as managing officer of First Carnegie and Ms. Gilbert as Chief Financial Officer of First Carnegie. During that period, Mr. Kelly shall be paid $14,392 per month and Ms. Gilbert shall be paid her current base salary of $7,637 per month.

          Consulting Agreements. After June 30, 2005, Mr. Kelly will be retained as a consultant to Northwest for a period of fifteen months at his current rate of pay. Similarly, after June 30, 2005, Ms. Gilbert will be retained as a consultant for twelve months at her current rate of pay. Mr. Kelly and Ms. Gilbert will continue to receive medical and dental benefits while serving as consultants for Northwest. For as long as Mr. Kelly performs services as an employee or consultant of Northwest, he shall have continued use of an automobile provided by First Carnegie and at the expiration of such term he will be permitted to purchase such automobile at its then fair market value. Northwest Savings Bank may terminate Mr. Kelly's and/or Ms. Gilbert's engagement as a consultant at any time for any reason (or for no reason) by written notification. If termination occurs without cause, the individual will receive his or her monthly fee payable through the end of his or her respective term.

          Stock Option Plan. The merger agreement provides that the Stock Option Plan will be terminated as of the effective date of the merger. At the effective date of the merger, each Skibo Financial option which is unexercised and outstanding, whether or not vested, will be terminated and converted into the right to receive cash in an amount equal to the difference between $17.00 and the option exercise price, multiplied by the number of shares of Skibo Financial common stock subject to the option.

         The following table reflects the number of options held by each director and executive officer and the payment that each will receive in exchange for their options.

                                                              Total Payment for
Name                             Number of Options                 Options
----                             -----------------                 -------
John C. Burne                        10,867                         $110,517
Walter G. Kelly                      38,812                         $394,718
John T. Mendenhall, Jr.              10,867                         $110,517
Renaloy J. Senules                   10,867                         $110,517
Carol A. Gilbert                     20,460                         $208,078

          Supplemental Executive Retirement Plan. First Carnegie has adopted an unfunded supplemental executive retirement plan for the benefit of Walter G. Kelly and Carol A. Gilbert. The merger agreement provides that the SERP will be terminated as of the effective date of the merger. Upon the effective date of the merger, Mr. Kelly and Ms. Gilbert will receive a lump sum payment of approximately $1,869,242, and $942,803, respectively. Upon receipt of payment of benefits, the participant will recognize taxable ordinary income in the amount of such payments received and First Carnegie will be entitled to recognize a tax-deductible compensation expense at that time for tax return purposes.

          Employee Stock Ownership Plan. The merger agreement provides that the First Carnegie Employee Stock Ownership Plan will be terminated at or prior to the merger effective date. The employee stock ownership plan has applied for a favorable determination letter from the Internal Revenue Service on its termination. It is the intention of First Carnegie to distribute the assets of the employee stock ownership plan as soon as administratively feasible after a favorable determination letter from the IRS. In accordance with the terms of the employee stock ownership plan, all participants are fully vested and have a nonforfeitable interest in their accounts under the employee stock ownership plan.

         Continuing Directors; First Carnegie Advisory Board. All directors of First Carnegie as of the merger effective date shall continue as directors of First Carnegie following the merger effective date ("Continuing Directors") until June 30, 2005 at the current rate of compensation. As of July 1, 2005, Northwest shall establish a First Carnegie Advisory Board of Directors (the "Skibo Advisory Board") to be appointed annually, comprising the Continuing Directors and any other person designated by Northwest Bancorp. Subject to the exercise of fiduciary duties of the Northwest Directors, such Skibo Advisory Board will be maintained until December 31, 2006. The Advisory Board shall meet no less than quarterly and each Advisory Board member who was a Continuing Director shall receive a fee as an advisory director of $1,800 per month for such service. Continuing Directors who are also employees of First Carnegie shall be compensated as employees and shall not receive separate compensation for service as a director of First Carnegie or a member of the Advisory Board during such time as they continue to be compensated as an employee of First Carnegie or Northwest.

          Indemnification and Continuance of Director and Officer Liability Insurance Coverage. For a period of six years from the merger effective date, Northwest Bancorp has agreed to indemnify the present and former directors and officers of Skibo against all losses, claims, damages, costs, expenses, liabilities, judgments, or amounts paid in settlement or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective date of the merger in which an indemnified party is, or is threatened to be made, a party or a witness arising out of the fact that such person is or was a director or officer of Skibo, regardless of whether such claim is asserted or claimed prior to, at or after the closing date to the fullest extent to which directors and officers of Skibo are entitled under Federal law, or Skibo's charters and bylaws.

         Northwest has also agreed to maintain a policy of directors' and officers' liability insurance coverage for the benefit of Skibo's directors and officers for three years following the consummation of the merger, subject to certain limitations on the amount of premiums paid.

         Other Employee Benefit Matters. The merger agreement also provides for the following regarding other employee benefit plans and arrangements of Skibo:

          o Skibo's defined benefit plan will be terminated and the benefits paid to the participants in such plan;

          o Northwest may elect to maintain separate benefit plans for the benefit of Skibo or may terminate or freeze such plans after the effectiveness of the merger (other than the ESOP, the supplemental executive retirement plan and the defined benefit plan);

          o If Northwest opts to terminate or freeze other such plans, employees of Skibo who are participants in such plans and who continue employment with Northwest will receive credit for their service with Skibo for purposes of determining eligibility and vesting but not for benefit accrual under Northwest's plans, other than Northwest's employee stock ownership plan, the post-retirement health provisions of the health care plan and the holiday bonus plan;

          o Prior service credit will also be given for purposes of satisfying any waiting periods, actively-at-work requirements and insurability requirements under Northwest's health, disability and life insurance policies if Northwest opts to terminate Skibo's plans; and

          o Any Skibo employee whose employment is terminated involuntarily (other than for cause) within 12 months following the merger effective date will be entitled to a lump sum severance payment from Northwest or First Carnegie equal to two weeks pay for each full year of employment with First Carnegie with a minimum of four weeks and a maximum of 26 weeks severance to be received.

Conditions of the Merger

         Completion of the merger is subject to the satisfaction or waiver of a number of conditions specified in the merger agreement.

         Each  of  the  parties'   obligations   is  subject  to  the  following
conditions:

          o All corporate action required to be taken by th other party to execute and deliver the merger agreement and perform its obligations must have been taken and each party must provide evidence of this to the other party;

          o The other party must have performed its obligations under the merger agreement in all material respects;

          o The representations and warranties made by the other party in the merger agreement which are qualified as to materiality must be true an correct as of the closing date and all other representations and warranties must be true and correct in all material respects as of the closing date;

          o All required regulatory approvals must have bee received and all waiting periods expired;

          o There must not be any injunction, order or decree enjoining or prohibiting the merger; and

          o Each party must provide the other with officer' certificates evidencing its compliance with all conditions.

         Skibo's obligation to close the merger is also subject to the following additional conditions:

          o The stockholders of Skibo Financial must have approved the merger agreement and, if required by the regulatory authorities, the members of Skibo MHC must have approved the merger agreement;

          o Prior to the mailing of the proxy statement, Skibo must have received an updated fairness opinion from its financial advisor;

          o    Northwest   must  have  executed  the   termination   an  release
               agreements and consulting agreements with Walter G. Kelly and Carol A. Gilbert; and

          o Northwest must have received a tax opinion from its counsel or accountants to the effect that the merger consideration to be received by Skib Financial stockholders will not be taxed as a dividend but will be taxed as an exchange in accordance with the Internal Revenue Code.

         Northwest's obligation to close the merger is also subject to the following additional conditions:

          o The approvals of the regulatory authorities required to complete the merger must not contai any adverse condition adversely affecting in a material respect the economic benefit it reasonably expects to obtain as a result of the merger;

          o Since March 31, 2002, there shall not have occurred any "material adverse effect" (as such term is defined in the merger agreement) with respect to Skibo Financial and First Carnegie;

          o Walter G. Kelly and Carol A. Gilbert shall have executed the Termination and Release Agreements and consulting agreements; and

          o On or prior to the closing date, Skibo Financia shall have deposited sufficient funds with the exchange agent to pay the aggregate merger consideration to be paid to stockholders of Skibo Financial.

Federal Income Tax Consequences of the Merger to You

         The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations  promulgated  by the United  States  Treasury  Department,  judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that Skibo Financial common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of Skibo Financial common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Skibo Financial common stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than United States dollars or individual persons who have received Skibo Financial common stock as compensation or otherwise in connection with the performance of services.
Further, this discussion does not address state, local or foreign tax consequences of the merger.

         The exchange of our common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. A stockholder of Skibo Financial will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in the Skibo Financial common stock exchanged by such stockholder pursuant to the merger.

         Gain or loss recognized by the stockholder exchanging his or her Skibo Financial common stock pursuant to the merger will be capital gain or loss if such Skibo Financial common stock is a capital asset in the hands of the stockholder. If the Skibo Financial common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to federal income tax at capital gain rates applicable to the stockholder (up to a maximum of 35% for short-term capital gains and 15% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to federal income tax at a maximum rate of 35%.

         A holder of Skibo Financial common stock may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taypayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Skibo Financial common stock who does not provide the disbursing agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder's federal income tax liability. Skibo Financial (or its agent) will report to the holders of Skibo Financial common stock and the Internal Revenue Service the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

         Neither Skibo nor Northwest has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Skibo Financial stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Skibo Financial stockholders with respect to any of the tax effects of the merger to stockholders. It is a condition to our obligation to close, however, that Northwest shall have received the favorable opinion of KPMG LLP or Luse Gorman Pomerenk & Schick, P.C., dated as of the merger effective date, substantially to the effect that the merger consideration paid by First Carnegie to Skibo Financial stockholders shall not be taxed to the Skibo Financial stockholders as a dividend but instead will be taxed as an exchange as described above.

         The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code. We also note that any stock held in an individual retirement account or other tax-deferred account may not be subject to immediate taxation upon receipt of the cash consideration in the merger.

Accounting Treatment of the Merger

         The merger will be accounted for under both the purchase and the pooling-of-interests accounting methods. That is, the purchase of the minority interest will be accounted for using the purchase method where the minority owners' interest in the assets and liabilities are recorded at fair market value. The total cost of the minority shares, at $17.00 per share, will be compared to the fair value of the net assets and the excess will be recorded as goodwill. The acquisition of the majority interest owned by Skibo MHC will be recorded at historic cost under the pooling-of-interests method of accounting.

Effective Time

         The merger will become effective on the date that articles of combinations are endorsed by the OTS, or such later date or time as may be indicated in the endorsement of the articles of combination. Skibo and Northwest have agreed to cause the effective date to occur no later than 15 days after the last of the conditions to the consummation of the merger have been satisfied or waived, including the expiration of any applicable waiting periods. We expect the merger to close by June 30, 2004. However, it is possible that factors outside of the control of the parties could prevent us from completing the transaction by that date.

         We cannot assure you that the necessary approvals of the merger will be obtained or that other conditions to consummation of the merger can or will be satisfied. If the merger is not completed by August 1, 2004, both Skibo and Northwest have the right to terminate the merger agreement, unless the failure to close is due to a breach of the party seeking to terminate.

Procedures for Surrendering your Certificates

         On or prior to the merger effective date, Skibo Financial will deposit with the exchange agent an amount of cash equal to the aggregate merger consideration. The exchange agent will act as paying agent for the benefit of the holders of certificates of Skibo Financial common stock in exchange for the merger consideration. Each holder of Skibo Financial common stock who surrenders his or her Skibo Financial shares to the exchange agent will be entitled to receive a cash payment of $17.00 per share of Skibo Financial common stock upon acceptance of the shares by the exchange agent.

         No later than five business days after the merger effective date, a letter of transmittal will be mailed by the exchange agent to Skibo Financial stockholders. The letter of transmittal will contain instructions for surrendering your certificates of Skibo Financial common stock.

         YOU SHOULD NOT RETURN YOUR SKIBO  FINANCIAL  COMMON STOCK  CERTIFICATES
                    ---
WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

         If a certificate for Skibo Financial common stock has been lost, stolen or destroyed, the exchange agent is not obligated to deliver payment until the holder of the shares delivers:

          o An appropriate affidavit by the person claiming the loss, theft or destruction of his or her certificate,

          o    an indemnity agreement, and

          o    if required by Northwest, a bond.

         Twelve months following the merger effective date, the exchange agent will deliver to Northwest Bancorp all cash, certificates, and other documents in its possession. Thereafter, the payment obligation for any certificate representing Skibo Financial common stock which has not been satisfied will become the responsibility of Northwest.

         If certificates for Skibo Financial common stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of Northwest to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such property. None of Northwest, Skibo, the exchange agent or any other party to the merger will be liable to any former holder of Skibo Financial common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

         In addition to the approval of the merger agreement by our stockholders, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the OTS. In determining whether to approve the merger transaction, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

         Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of First Carnegie and Northwest Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. First Carnegie and Northwest Savings Bank received a "satisfactory" rating during their last Community Reinvestment Act examinations.

         Northwest filed its application with the OTS on or about November__, 2003, and the OTS deemed the application complete on _______________, 2003. From the date the application is deemed complete, the OTS has 60 calendar days, or until _______________, 2004, to review the application. By the end of this period, the OTS must approve or disapprove the application. This 60-day period may be extended by the OTS under particular circumstances.

         In addition, a period of up to 15 days must expire following approval by the OTS, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such proceeding. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

         We are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Skibo Financial stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Time Period for Completing the Merger

         If the merger is not consummated on or before August 1, 2004, the merger agreement may be terminated by either Northwest or Skibo Financial.

Other Provisions of the Merger Agreement

         Although the completion of the merger requires stockholder approval, many provisions of the merger agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of Skibo Financial and Northwest.

         Representations and Warranties. Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must be true and correct upon both signing of the merger agreement and the completion of the merger. A party can terminate the merger agreement if the other party's representations and warranties are not true and correct in all material respects. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find details of these obligations in Articles III and IV of the merger agreement.

         Cooperation and Conduct of Business. Each party has agreed to cooperate in completing the merger and to avoid extraordinary transactions between the signing of the merger agreement and the completion of the merger. In addition, we have agreed not to solicit or encourage a competing transaction to acquire us. However, we can furnish information to or negotiate with someone who makes an unsolicited written bona fide proposal if, among other things, the board of directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to comply with its fiduciary duties. These provisions become void if the merger is completed. These provisions also become void if the merger agreement is terminated, except for those related to confidentiality and shared expenses. You can find details of these obligations in Article V of the merger agreement.

         Waiver and Amendment. The merger agreement allows either Skibo or Northwest to extend the time for the performance of any obligation by the other party, to waive (to the extent permitted by law) any condition or obligation of the other party, and to amend the merger agreement. The parties have previously waived the time period set forth in the merger agreement for First Carnegie to prepare and file preliminary proxy material with the SEC.

         Termination. The merger agreement may be terminated under any of the following circumstances:

          o The merger agreement may be terminated by the mutual consent of Skibo Financial and Northwest. The merger agreement may be terminated by either Skibo Financial, Skibo MHC or Northwest if:

          o A material breach by or failure to perform on the part of a party of any representation, warranty, covenant or agreement contained in the merger agreement has occurred and cannot be or has not been cured within 30 days after the giving of written notice of such breach by the other party;

          o The merger is not completed by August 1, 2004, provided however, that the right to terminate the merger agreement will not be available to any party whose breach of any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before August 1, 2004 provided that the parties may extend the deadline by 120 days;

          o Any party has been informed by a regulatory authority whose approval or consent has been requested that the approval or consent is denied, or is granted subject to any change that adversely affects in a material respect the economic benefit that either party reasonably expects to receive in the transactions;

          o The approval of the stockholders of Skibo Financial or, if required, the members of Skibo MHC is not obtained at a duly held meeting of stockholders or members.

         The merger agreement may be terminated by Northwest:

          o If the boards of directors of Skibo Financial or Skibo MHC withdraw their recommendation to approve the merger agreement, fail to make such recommendation or modify their recommendation in a manner adverse to Northwest, as set forth in the merger agreement, or Skibo Financial enters into an agreement to be acquired by, or merge or combine with, a third party in connection with a superior proposal.

         The merger agreement may be terminated by Skibo Financial or Skibo MHC upon two days' notice to Northwest:

          o If our boards of directors determine, after consultation with our advisors, that it is their fiduciary duty to accept a superior proposal (as defined in the merger agreement).

         You can find details of the termination provisions in Article VII of the merger agreement.

         Termination Fee. If the merger agreement is terminated due to either of the immediately preceding two reasons, Skibo Financial will, within five business days after written demand by Northwest, make a cash payment of $1.2 million to Northwest to reimburse Northwest for incurring the costs and expenses related to entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

Voting Agreements

         Concurrently with or following the execution of the merger agreement, each director and executive officer of Skibo (collectively the "Stockholders") separately entered into voting agreements under which the Stockholders: (1) agreed to restrict their ability to transfer or dispose of their shares of Skibo Financial's common stock; (2) agreed to vote their shares of common stock of Skibo Financial to approve the merger agreement; and (3) agreed to vote all votes over which they have power at any meeting of members of Skibo MHC in favor of approval of the merger agreement. The Stockholders agreed to enter into the voting agreements as an indication of their support for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of Skibo Financial common stock in favor of the merger agreement at the special meeting. The voting agreements terminate automatically upon the termination of the merger agreement.

No Dissenters' Rights

         Federal law does not grant dissenters' rights to the stockholders of Skibo Financial in connection with the merger.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

         The Skibo Financial common stock currently is traded on the Nasdaq Stock Market Inc.'s SmallCap Market under the symbol "SKBO."

         As of the record date, there were 3,153,344 shares of Skibo Financial common stock outstanding, including 1,897,500 shares held by Skibo MHC which were held by approximately 276 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

         The following table sets forth during the periods indicated the high and low sales prices of the Skibo Financial common stock as reported on the Nasdaq Stock Market Inc.'s SmallCap Market and the dividends declared per share of Skibo Financial common stock.

                                     Market Price
                              --------------------------
                                                             Dividends
                                                             Declared
March 31, 2004                  High             Low         Per Share($)
--------------                  ----             ---         ------------
First Quarter                  15.10            13.08              -
Second Quarter                 17.91            12.00           0.25
Third Quarter                      -                -              -

March 31, 2003
--------------
First Quarter                  14.50            11.88           0.42
Second Quarter                 13.50            11.61           0.26
Third Quarter                  14.00            12.00           0.52
Fourth Quarter                 15.50            13.46           0.12

March 31, 2002
--------------
First Quarter                   8.70             7.20           0.32
Second Quarter                 13.50             8.75           0.12
Third Quarter                  11.50            10.35           0.32
Fourth Quarter                 13.30            10.50           0.12

         On September 10, 2003, the most recent trading day prior to the announcement of the execution of the merger agreement, the closing per share sale price of the Skibo Financial common stock was $13.46 and on ______, 2003, the last trading day before the printing of this proxy statement, the closing per share sale price of the Skibo Financial common stock was $______.

         Pursuant to the merger agreement, Skibo Financial may pay a quarterly dividend of $0.12 per share not to exceed Skibo Financial's net income. Skibo Financial may not declare or pay a cash dividend on any of its stock if the effect thereof would cause First Carnegie's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with Skibo's reorganization from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

                SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

         For the next Annual Meeting, which will only be held if the merger is not consummated prior thereto, all business to be submitted by stockholders shall be stated in writing and filed with the Secretary of Skibo Financial no later than five days prior to that Annual Meeting.

         In order to be eligible for inclusion in Skibo Financial's next annual proxy materials relating to the next Annual Meeting of Stockholders held, any stockholder proposal to take action at such meeting must be received by Skibo Financial at 242 East Main Street, Carnegie, Pennsylvania 15106, no later than ____________. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to Skibo Financial or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, Skibo Financial's management. When used in this proxy statement, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import are intended to identify forward-looking statements. These statements reflect the current view of Skibo Financial with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the risk factors set forth in Skibo Financial's 2003 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission, the risk that the merger will not be completed and risks associated with competitive factors, general economic conditions, geographic credit concentration, customer relations, interest rate volatility, governmental regulation and supervision, defaults in the repayment of loans, changes in volume of loan originations, and changes in industry practices. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

                       WHERE YOU CAN FIND MORE INFORMATION

         Skibo Financial is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Skibo Financial files at the SEC's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The public filings of Skibo Financial also are available to the public from commercial document retrieval services and at the internet website maintained by the SEC at "http://www.sec.gov." You may also access our filings through the Stockholder Reports section of our website at http://www.skibofin.com.
   -----------------------

--------------------------------------------------------------------------------
                              SKIBO FINANCIAL CORP.
                              242 EAST MAIN STREET
                          CARNEGIE, PENNSYLVANIA 15106
                                 (412) 276-2424
--------------------------------------------------------------------------------
                         SPECIAL MEETING OF STOCKHOLDERS
                              _______________, 2004
--------------------------------------------------------------------------------

          The undersigned hereby appoints the Board of Directors of Skibo Financial Corp. ("Skibo Financial"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Skibo Financial which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting"), to be held at Southpointe Golf Club, 360 Southpointe Boulevard, Canonsburg, Pennsylvania, on __________, _______________, 2004 at __:__ _.m., Eastern Time, and at any and
all adjournments thereof, as follows:


                                                        FOR   AGAINST   ABSTAIN
                                                        ---   -------   -------

1.   Proposal to approve and adopt an agreement
     and plan of merger, dated September 11, 2003,
     by and among Northwest Savings Bank,
     Northwest Bancorp, Inc. and Northwest
     Bancorp, MHC, and First Carnegie Deposit,
     Skibo Financial Corp. and Skibo Bancshares,
     M.H.C., and the transactions contemplated
     thereby.                                           |_|     |_|       |_|


          The Board of Directors recommends a vote "FOR" the above listed proposition.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE PROPOSITION STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          Should the undersigned be present and elects to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of Skibo Financial at the Meeting of the stockholder's decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of Skibo Financial of his or her decision to terminate this proxy.

          The undersigned acknowledges receipt from Skibo Financial prior to the execution of this proxy of a Notice of Special Meeting and a Proxy Statement dated _______________, 2003.


                                                   Please check here if you
Dated:                        , 2004          |_|  plan to attend the Meeting.
       -------------------  --


------------------------------------          ----------------------------------
SIGNATURE OF STOCKHOLDER                      SIGNATURE OF STOCKHOLDER


------------------------------------          ----------------------------------
PRINT NAME OF STOCKHOLDER                     PRINT NAME OF STOCKHOLDER


Please sign exactly as your name appears on this form of proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------